Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

ACADIA REALTY TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregated Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common shares of beneficial interest, par value $0.001 per share (the “Common Shares”)	Rule 457(c) and Rule 457(h)	3,100,000.00	$12.80	$39,680,000.00	0.00011020	$4,372.74
Total Offering Amounts					$39,680,000.00		$4,372.74
Total Fee Offsets							$−
Net Fee Due							$4,372.74

(1) This Registration Statement also shall be deemed to cover an indeterminate number of additional Common Shares which may be offered and issued pursuant to the Company’s Amended and Restated 2020 Share Incentive Plan (as amended, the “Plan”) as may be necessary to satisfy the anti-dilution provisions of the Plan to which this Registration Statement relates in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Represents an increase of 3,100,000 Common Shares available for issuance under the Plan. Shares available for issuance under the Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on November 6, 2020 (Registration No. 333-249898).

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are calculated using the average of the high and low prices of the Company’s Common Shares as reported on the New York Stock Exchange on May 17, 2023, which date is within five business days prior to filing this Registration Statement.